Exhibit 99.1

EPR PROPERTIES REPORTS SECOND QUARTER 2016 RESULTS
Company Raises 2016 Investment Spending and Earnings Guidance

Kansas City, MO, August 3, 2016 -- EPR Properties (NYSE:EPR) today announced operating results for the second quarter and six months ended June 30, 2016.

Three Months Ended June 30, 2016

•	Total revenue was $118.0 million for the second quarter of 2016, representing a 17% increase from $101.3 million for the same quarter in 2015.

•
Net income available to common shareholders was $49.2 million, or $0.77 per diluted common share, for the second quarter of 2016 compared to $42.8 million, or $0.75 per diluted common share, for the same quarter in 2015.

•
Funds From Operations (FFO) (a non-GAAP financial measure) for the second quarter of 2016 was $72.2 million, or $1.13 per diluted common share, compared to $64.3 million, or $1.12 per diluted common share, for the same quarter in 2015.

•
FFO as adjusted (a non-GAAP financial measure) for the second quarter of 2016 was $74.7 million, or $1.17 per diluted common share, compared to $62.3 million, or $1.08 per diluted common share, for the same quarter in 2015, representing an 8% increase in per share results.

Six Months Ended June 30, 2016

•	Total revenue was $236.8 million for the six months ended June 30, 2016, representing an 18% increase from $200.7 million for the same period in 2015.

•
Net income available to common shareholders was $97.4 million, or $1.54 per diluted common share, for the six months ended June 30, 2016 compared to $79.7 million, or $1.39 per diluted common share, for the same period in 2015.

•
FFO (a non-GAAP financial measure) for the six months ended June 30, 2016 was $146.0 million, or $2.30 per diluted common share, compared to $96.5 million, or $1.68 per diluted common share, for the same period in 2015.

•
FFO as adjusted (a non-GAAP financial measure) for the six months ended June 30, 2016 was $148.4 million, or $2.33 per diluted common share, compared to $121.3 million, or $2.11 per diluted common share, for the same period in 2015, representing a 10% increase in per share results.

“We are pleased to have delivered another very strong quarter, as we continue to benefit from our focused and differentiated investment strategy,” commented company President and CEO Greg Silvers.  “The strong momentum we’ve established, along with a very healthy balance sheet, allow us to increase both our investment spending and earnings guidance for the year and support our continued positive outlook.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended June 30,
	2016		2015
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (1)	$72,187	$1.13	$64,336	$1.12
Costs associated with loan refinancing or payoff	339	0.01	243	—
Gain on insurance recovery (included in other income)	(1,523)	(0.02)	—	—
Termination fee included in gain on sale	2,270	0.03	—	—
Transaction costs	1,490	0.02	4,429	0.08
Deferred income tax benefit	(18)	—	(6,711)	(0.12)
FFO as adjusted available to common shareholders (1)	$74,745	$1.17	$62,297	$1.08

Dividends declared per common share		$0.960		$0.908
FFO as adjusted available to common shareholders payout ratio		82%		84%

(1)	Per share results for the three months ended June 30, 2016 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares as the conversion would be dilutive.

	Six Months Ended June 30,
	2016		2015
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (1)	$145,982	$2.30	$96,478	$1.68
Costs associated with loan refinancing or payoff	891	0.01	243	—
Gain on insurance recovery (included in other income)	(2,012)	(0.03)	—	—
Termination fee included in gain on sale	2,270	0.03	—	—
Transaction costs	1,934	0.03	6,035	0.11
Retirement severance expense	—	—	18,578	0.32
Gain on sale of land	—	—	(176)	—
Deferred income tax expense (benefit)	(620)	(0.01)	177	—
FFO as adjusted available to common shareholders (1)	$148,445	$2.33	$121,335	$2.11

Dividends declared per common share		$1.920		$1.815
FFO as adjusted available to common shareholders payout ratio		82%		86%

(1)	Per share results for the six months ended June 30, 2016 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares as the conversion would be dilutive.

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at June 30, 2016:

•
The Entertainment segment included investments in 138 megaplex theatre properties, eight entertainment retail centers (which include eight additional megaplex theatre properties) and eight family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 12.4 million square feet and was 98% leased, including megaplex theatres that were 100% leased.

•
The Education segment included investments in 69 public charter school properties, 21 early education centers and three private school properties. The Company’s portfolio of owned education properties consisted of 4.5 million square feet and was 100% leased.

•	The Recreation segment included investments in 11 metro ski parks, five waterparks and 20 golf entertainment complexes. The Company’s portfolio of owned recreation properties was 100% leased.

•	The Other segment consisted primarily of the land under ground lease and land held for development related to the Adelaar casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 19.0 million square feet and was 99% leased. As of June 30, 2016, the Company also had a total of approximately $301.6 million invested in property under development.

Investment Update

The Company's investment spending during the three months ended June 30, 2016 totaled $226.7 million (bringing the year-to-date investment spending to $371.8 million), and included investments in each of its primary operating segments:

•
Entertainment investment spending during the three months ended June 30, 2016 totaled $116.6 million, of which $94.8 million related to the acquisition of a portfolio of six megaplex theatres located in Pennsylvania, Alabama, Tennessee, Texas and Washington. In addition, entertainment investment spending related to the development or redevelopment of eight megaplex theatres, two family entertainment centers and four entertainment retail centers.

•
Education investment spending during the three months ended June 30, 2016 totaled $70.4 million, and was related to investments in the development or expansion of 18 public charter schools, three private schools, and 15 early childhood education centers.

•
Recreation investment spending during the three months ended June 30, 2016 totaled $39.7 million, and was related to build-to-suit construction of nine Topgolf golf entertainment facilities, as well as additional improvements at Camelback Mountain Resort and the Adelaar waterpark project.

Adelaar Project Update

In June 2016, the Sullivan County Infrastructure Local Development Corporation issued $110.0 million of Series 2016 Revenue Bonds which will fund construction costs for public infrastructure improvements related to the Adelaar casino and resort project. The Company received an initial reimbursement of $43.4 million of construction costs and expects to receive an additional $44.9 million of reimbursements over the balance of the construction period. Construction of infrastructure improvements is expected to be completed in 2017.

Asset Recycling

On April 6, 2016, pursuant to a tenant purchase option, the Company completed the sale of a public charter school located in Colorado for net proceeds of $11.2 million. In connection with this sale, the Company recognized a gain on sale of $2.3 million during the three months ended June 30, 2016. This gain represents the premium charged to the tenant over the total development cost for early lease termination in accordance with the purchase option in the lease. This termination fee has been included in FFO as adjusted, similar to how other lease termination fees and fees received for early prepayment of mortgage notes receivable are reflected when applicable.

As previously announced, on April 22, 2016, the Company received prepayment in full on one mortgage note receivable of $44.3 million that was secured by an entertainment retail center located in North Carolina.

Balance Sheet Update

The Company continues to have a conservative capital structure and strong balance sheet with a net debt to adjusted EBITDA ratio (a non-GAAP financial measure) of 5.17x at June 30, 2016. The Company had $8.5 million of unrestricted cash on hand and $347.0 million outstanding under its $650 million unsecured revolving credit facility at June 30, 2016.

During the quarter, the Company prepaid in full two mortgage notes payable totaling $24.5 million with an average annual interest rate of 6.37% and paid in full an unsecured note payable totaling $1.9 million. Additionally, during the quarter, the Company issued an additional 258,263 common shares under its Direct Share Purchase Plan (DSPP) for net proceeds of $16.9 million.

Subsequent to June 30, 2016, the Company entered into a note purchase agreement with certain institutional investors dated August 1, 2016, pursuant to which the Company agreed to issue $340.0 million of senior unsecured notes in a private placement transaction to close on August 22, 2016.  The notes will be issued in two tranches with $148.0 million bearing interest at 4.35% and due August 22, 2024, and $192.0 million bearing interest at 4.56% and due August 22, 2026.  The notes will be guaranteed by our subsidiaries that guarantee our bank credit agreement and existing senior unsecured notes.

Dividend Information

The Company declared regular monthly cash dividends during the second quarter of 2016 totaling $0.96 per common share. This dividend represents an annualized dividend of $3.84 per common share, an increase of 5.8% over the prior year, and would be the Company's sixth consecutive year with an annual dividend increase.

The Company also declared second quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

2016 Guidance

The Company is increasing its 2016 guidance for FFO as adjusted per diluted share to a range of $4.72 to $4.82 from a range of $4.70 to $4.80. In addition, the Company is increasing its 2016 investment spending guidance to a range of $650 million to $700 million from a range of $600 million to $650 million.

FFO as adjusted guidance for 2016 is based on FFO per diluted share of $4.62 to $4.70 adjusted for costs associated with loan refinancing or payoff, gain on insurance recovery, transaction costs, termination fees related to public charter schools and deferred income tax expense. FFO per diluted share is based on a net income per diluted share range of $3.03 to $3.13 less estimated gain on sale of real estate of a range of $0.06 to $0.08 and the impact of Series C dilution of $0.02, plus estimated real estate depreciation of $1.67 per diluted share (in accordance with the NAREIT definition of FFO).

Quarterly Supplemental

The Company's supplemental information package for the second quarter and six months ended June 30, 2016 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Rental revenue	$96,055	$77,860	$189,833	$154,600
Tenant reimbursements	3,891	3,965	7,756	8,268
Other income	2,126	1,148	3,336	1,698
Mortgage and other financing income	15,961	18,285	35,876	36,128
Total revenue	118,033	101,258	236,801	200,694
Property operating expense	5,580	5,770	11,061	12,127
Other expense	—	210	5	312
General and administrative expense	9,000	7,756	18,218	15,438
Retirement severance expense	—	—	—	18,578
Costs associated with loan refinancing or payoff	339	243	891	243
Interest expense, net	22,756	20,007	46,045	38,594
Transaction costs	1,490	4,429	1,934	6,035
Depreciation and amortization	25,666	21,849	51,621	41,204
Income before equity in income from joint ventures and other items	53,202	40,994	107,026	68,163
Equity in income from joint ventures	86	198	298	362
Gain on sale of real estate	2,270	—	2,270	23,924
Income before income taxes	55,558	41,192	109,594	92,449
Income tax benefit (expense)	(423)	7,506	(279)	(920)
Income from continuing operations	$55,135	$48,698	$109,315	$91,529
Discontinued operations:
Income from discontinued operations	—	68	—	58
Net income attributable to EPR Properties	55,135	48,766	109,315	91,587
Preferred dividend requirements	(5,952)	(5,952)	(11,904)	(11,904)
Net income available to common shareholders of EPR Properties	$49,183	$42,814	$97,411	$79,683
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.77	$0.75	$1.54	$1.39
Income from discontinued operations	—	—	—	—
Net income available to common shareholders	$0.77	$0.75	$1.54	$1.39
Diluted earnings per share data:
Income from continuing operations	$0.77	$0.75	$1.54	$1.39
Loss from discontinued operations	—	—	—	—
Net income available to common shareholders	$0.77	$0.75	$1.54	$1.39
Shares used for computation (in thousands):
Basic	63,592	57,200	63,128	57,156
Diluted	63,678	57,446	63,213	57,408

EPR Properties
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	June 30, 2016	December 31, 2015
Assets	(unaudited)
Rental properties, net of accumulated depreciation of $583,848 and $534,303 at June 30, 2016 and December 31, 2015, respectively	$3,331,781	$3,025,199
Land held for development	22,530	23,610
Property under development	301,605	378,920
Mortgage notes and related accrued interest receivable	424,875	423,780
Investment in a direct financing lease, net	188,386	190,880
Investment in joint ventures	5,955	6,168
Cash and cash equivalents	8,462	4,283
Restricted cash	16,614	10,578
Accounts receivable, net	62,061	59,101
Other assets	97,955	94,751
Total assets	$4,460,224	$4,217,270
Liabilities and Equity
Accounts payable and accrued liabilities	$91,130	$92,178
Dividends payable	26,312	24,352
Unearned rents and interest	49,798	44,952
Debt	2,098,265	1,981,920
Total liabilities	2,265,505	2,143,402
Total equity	$2,194,719	$2,073,868
Total liabilities and equity	$4,460,224	$4,217,270

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
FFO: (A)
Net income available to common shareholders of EPR Properties	$49,183	$42,814	$97,411	$79,683
Gain on sale of real estate (excluding land sale)	(2,270)	—	(2,270)	(23,748)
Real estate depreciation and amortization	25,216	21,457	50,723	40,414
Allocated share of joint venture depreciation	58	65	118	129
FFO available to common shareholders of EPR Properties	$72,187	$64,336	$145,982	$96,478

FFO available to common shareholders of EPR Properties	$72,187	$64,336	$145,982	$96,478
Add: Preferred dividends for Series C preferred shares	1,941	—	3,882	—
Diluted FFO available to common shareholders of EPR Properties	$74,128	$64,336	$149,864	$96,478

FFO per common share attributable to EPR Properties:
Basic	$1.14	$1.12	$2.31	$1.69
Diluted	1.13	1.12	2.30	1.68
Shares used for computation (in thousands):
Basic	63,592	57,200	63,128	57,156
Diluted	63,678	57,446	63,213	57,408

Weighted average shares outstanding-diluted EPS	63,678	57,446	63,213	57,408
Effect of dilutive Series C preferred shares	2,045	—	2,042	—
Adjusted weighted average shares outstanding-diluted	65,723	57,446	65,255	57,408
Other financial information:
Straight-lined rental revenue	$3,264	$3,211	$6,353	$6,154
Termination and prepayment fees	$2,270	$—	$5,864	$—
Dividends per common share	$0.960	$0.908	$1.920	$1.815

(A)
NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales [or acquisitions] of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. In addition to FFO, the Company presents FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, retirement severance expense, preferred share redemption costs, termination fees associated with tenants' exercises of public charter school buy-out options and transaction costs (benefit), less gain on early extinguishment of debt, gain (loss) on sale of land, gain on insurance recovery and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO or FFO as adjusted the same way so comparisons of each of these non-GAAP measures with other REITs may not be meaningful.

The conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO per share and FFOAA per share for the three and six months ended June 30, 2016. Therefore, the additional 2.0 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO and diluted FFOAA per share for these periods. The additional 2.0 million common shares that would result from the conversion of the 5.75% Series C cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted per share data for the remaining periods above because the effect is not dilutive. The effect of the conversion of our 9.0% Series E cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion do not result in more dilution to per share results and are therefore not included in the calculation of diluted per share data for the three and six months ended June 30, 2016 and 2015.

Net Debt to Adjusted EBITDA Ratio

Net Debt to Adjusted EBITDA Ratio is a supplemental measure derived from non-GAAP financial measures the Company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating Net Debt to Adjusted EBITDA Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Reconciliations of debt and net income available to common shareholders (both reported in accordance with GAAP) to Net Debt, Adjusted EBITDA, and Net Debt to Adjusted EBITDA Ratio (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	June 30,
	2016	2015
Net Debt: (B)
Debt	$2,098,265	$1,926,100
Deferred financing costs, net	16,829	19,764
Cash and cash equivalents	(8,462)	(6,146)
Net Debt	$2,106,632	$1,939,718

	Three Months Ended June 30,
	2016	2015
Adjusted EBITDA: (C)
Net income available to common shareholders of EPR Properties	$49,183	$42,814
Costs associated with loan refinancing or payoff	339	243
Interest expense, net	22,756	20,007
Transaction costs	1,490	4,429
Depreciation and amortization	25,666	21,849
Equity in income from joint ventures	(86)	(198)
Gain on sale of real estate	(2,270)	—
Income tax expense (benefit)	423	(7,506)
Preferred dividend requirements	5,952	5,952
Gain on insurance recovery (1)	(1,523)	—
Adjusted EBITDA (for the quarter)	$101,930	$87,590

Adjusted EBITDA (2)	$407,720	$350,360

Net Debt/Adjusted EBITDA Ratio	5.17	5.54

(1) Included in other income in the accompanying consolidated statements of income. Other income includes the following:
	Three Months Ended June 30,
	2016	2015
Income from settlement of foreign currency swap contracts	$595	$483
Fee income	—	500
Gain on insurance recovery	1,523	—
Miscellaneous income	8	165
Other income	$2,126	$1,148

(2) Adjusted EBITDA for the quarter is multiplied by four to calculate an annual amount.

(B)
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(C)
Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as net income available to common shareholders excluding costs associated with loan refinancing or payoff, interest expense (net), depreciation and amortization, equity in (income) loss from joint ventures, gain (loss) on the sale of real estate, gain on insurance recovery, income tax expense (benefit), preferred dividend requirements, the effect of non-cash impairment charges, retirement severance expense, the provision for loan losses and transaction costs (benefit), and which is then multiplied by four to get an annual amount.

The Company's method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity.

About EPR Properties
EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $4.9 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com